Exhibit 10.4

Form of Amendment No. 2 to the Employment Agreement

WHEREAS, Kraton Polymers LLC (the “Company”), a Delaware limited liability company, which is a wholly owned subsidiary of Polymer Holdings LLC and      (the “Executive”) are parties to an Employment Agreement dated      (the “Employment Agreement”),

WHEREAS, the parties desire to amend the Employment Agreement in the manner set forth below;

RESOLVED, that Sections 7(c)(ii)(B) and 7(c)(ii)(C) of the Employment Agreement be, and they hereby are, amended and restated to provide as follows:

(B) continuation of Executive’s annual Base Salary until the first anniversary of such termination, provided that if, prior to such first anniversary, Executive begins to provide services (as an employee, consultant or otherwise) to another person or entity and such services are expected to continue or actually continue for more than 30 days, then the period of continuation of Base Salary shall be reduced to the later of (A) 6 months following such termination of employment or (B) the date the Executive begins to provide such services (the “Severance Continuation Period”) and, in either case, the Base Salary continuation shall be paid at the same time and in the same manner as if Executive had remained employed by Kraton during such period; and

(C) medical benefits for Executive and his eligible dependents comparable to those medical benefits Executive participated in on the date of termination during the Severance Continuation Period, provided in any case such medical benefits shall cease if Executive becomes entitled to medical benefits from a new employer. Kraton may provide such medical benefits by paying the Executive’s COBRA continuation coverage through such Severance Continuation Period.

IN WITNESS WHEREOF, the parties have executed this Amendment, effective as of      , 2006.

KRATON POLYMERS LLC	[NAME]

By:

Title: